EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 15, 2007 (except as to Note 14, which is as of October 24, 2007), relating to the balance sheet of NovaBay Pharmaceuticals, Inc. (the “Company”) as of December 31, 2006 and 2005 and the related statements of operations, cash flows and stockholders’ equity for the years ended December 31, 2006, 2005 and 2004 appearing in the Prospectus dated October 25, 2007 filed by the Company with the Securities and Exchange Commission on October 26, 2007 pursuant to Rule 424(b) of the Securities Act of 1933, as amended, in connection with the Registration Statement of the Company on Form S-1, as amended (File No. 333-140714).

/S/ DAVIDSON & COMPANY LLP

Chartered Accountants

Vancouver, Canada

November 13, 2007